Exhibit 10.13

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of March 7, 2018 (the “Effective Date”), by and between ARCTIC PARTNERS, LTD., a Florida Limited Partnership, having an address at 9 Island Avenue, Apartment 706 Miami Beach, Florida 33139 (“Seller”), and BCI IV ACQUISITIONS LLC, a Delaware limited liability company, having an address at 518 17th Street, 17th Floor, Denver, Colorado 80202 (“Buyer”).

RECITALS

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Property (defined below), located at 9731 NW 114th Way, Medley, Florida, and which is more particularly described on Schedule A attached hereto and made a part hereof, upon the terms and covenants and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is agreed as follows:

AGREEMENT

ARTICLE I
Definitions

Unless otherwise defined herein, any term capitalized in this Agreement shall have the meanings set forth on Schedule B to this Agreement.

ARTICLE II
Purchase and Sale of the Property

2.1                               Purchase.  Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property all in accordance with the terms and conditions set forth in this Agreement.

2.2                               Purchase Price.  The total purchase price (the “Purchase Price”) for the Property shall be equal to $7,375,000.00, subject to adjustment as hereinafter provided.  The Purchase Price shall be payable as follows:

(a)                                 Deposit.  On or before the 2nd Business Day after the Effective Date, Buyer shall deliver by wire transfer or by check payable to the order of Escrow Agent the amount of $150,000.00 to Escrow Agent.  Escrow Agent shall deposit and hold such amount pursuant to the provisions of Article XIV (which earnest money deposit, together with all interest and dividends earned thereon, is herein referred to as the “Deposit”).  The Deposit shall be retained by Seller or returned to Buyer in accordance with the terms and conditions of this Agreement.

(b)                                 Balance.  The balance of the Purchase Price (after crediting the Deposit), subject to prorations and adjustments in accordance with Article XII and elsewhere in this Agreement, shall be paid on the Closing Date.

ARTICLE III
Seller’s Deliveries

Except as otherwise provided below, Seller shall, on or before the 2nd Business Day following the Effective Date, at Seller’s sole cost and expense, deliver, or cause to be delivered (which may include “delivery” pursuant to an on-line data site), to Buyer the following information (collectively, the “Seller’s Deliveries”): (i) a list of all Contracts related to the operation and maintenance of the Property (collectively the “Contract List”); and (ii) copies of all other documents identified in Schedule C which are within Seller’s Possession.  Buyer acknowledges that all of Seller’s Deliveries have been provided by Seller to Buyer as of the Effective Date.

ARTICLE IV
Investigation of the Property

4.1                               Inspection of Property.  At all reasonable times during the period commencing on the Effective Date and ending on the Closing Date or earlier termination of this Agreement, Buyer, and its employees, agents, consultants and representatives shall be entitled, at Buyer’s sole cost and expense and upon not less than 24 hours’ prior notice to Seller (which notice may be solely by email), to investigate and evaluate the Property, all Seller’s Deliveries, and any other aspects or characteristics of the Property.  Such right of investigation shall include the right to enter the Property, interview Tenant, and have made, at Buyer’s expense, any studies, tests or inspections of the Property as Buyer may deem necessary or appropriate.  Seller agrees to cooperate reasonably with any such investigations, tests, samplings, analyses, inspections, studies or meetings made by or at Buyer’s direction.  Buyer shall not conduct a Phase II environmental audit without Seller’s prior written approval, which shall be in Seller’s sole discretion.  In the event this Agreement is terminated for any reason other than a default by Seller, Buyer shall, within 30 days following the later of (i) the date of termination or (ii) Seller’s written request and reimbursement to Buyer of the actual cost thereof, provide Seller copies of all non-privileged, final, third party reports prepared for Buyer regarding the Property that are in Buyer’s possession, such reports to be provided “as-is” and without representation or warranty of any kind.  The obligation of Buyer pursuant the immediately preceding sentence shall survive any termination of this Agreement.

4.2                               Conduct of Buyer’s Investigation.  Buyer shall (i) use commercially reasonable efforts to conduct its investigations at the Real Property in a manner that minimizes disruption to Seller’s operation of the Real Property, and (ii) indemnify, hold harmless and defend Seller and its agents from any Losses to the extent caused by Buyer’s physical investigations under Section 4.1, but expressly excluding Losses arising out of latent defects, the displacement or disturbance of Hazardous Materials not placed on the Real Property by Buyer or its consultants, the discovery of pre-existing conditions, the negligence or misconduct of Seller, or any diminution in value in the Real Property arising from, or related to, matters discovered by Buyer during its investigation of the Real Property.  In addition, if this Agreement is terminated, Buyer shall repair any damage to the Real Property to the extent caused by its entry thereon and shall restore the same to the condition in which it existed prior to such entry; provided, however, that Buyer shall have no obligation to repair any damage to the extent caused by Seller’s negligence or misconduct, to remediate, contain, abate or control any Hazardous Materials not placed on the Real Property by Buyer or its consultants, or to repair or restore any latent condition discovered by Buyer or its consultants (as long as Buyer or its consultants take reasonable steps not to exacerbate such condition once discovered by Buyer).  Prior to Buyer’s performance of any investigations at the Real Property, Buyer shall provide Seller a certificate of insurance evidencing the following coverages (a) commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $2,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, with Seller named as an additional named insured, and (b) worker’s compensation insurance for all of its employees.  The requirement to carry the insurance specified in the preceding sentence may be satisfied through Buyer’s or its affiliates’ blanket or umbrella insurance policies.  The indemnity contained in this Section 4.2 will expressly survive the Closing or any termination of this Agreement for a period of 1 year.

4.3                               Buyer’s Termination Right.  Buyer shall have the right at any time during the period commencing on the Effective Date and ending on the 30th day after the Effective Date (the “Inspection Period”) to terminate this Agreement in its sole and absolute discretion by written notice to Seller.  If Buyer delivers written notice to Seller terminating this Agreement on or before the expiration of the Inspection Period, then (a) Escrow Agent shall return the Deposit to Buyer, (b) the parties shall share equally the cancellation charges, if any, of Escrow Agent, and (c) this Agreement shall terminate automatically and be of no further force or effect and neither party shall have any further rights or obligations hereunder (other than pursuant to any provision hereof which expressly survives the termination of this Agreement).  If Buyer fails to deliver written notice to terminate this Agreement under this Section 4.3 or delivers to Seller written notice affirmatively waiving Buyer’s right to terminate this Agreement under this Section 4.3 (any such waiver notice, the “Inspection Period Termination Waiver Notice”) then the Deposit shall be non-refundable, except for Seller default which is not cured in accordance with the terms of Section 13.1, failure of any Buyer condition to Closing, or any other provision of this Agreement providing for return of the Deposit to Buyer.

ARTICLE V
Title

5.1                               Buyer’s Objections and Resolutions of Buyer’s Objections.  Buyer shall order from the Title Company, at its sole cost and expense, a current ALTA title insurance commitment for the Property, including copies of all recorded exceptions to title referred to therein (collectively, the “Title Commitment”), showing marketable, fee simple title to the Real Property to be vested in Seller and committing to insure such title to the Real Property in Buyer (or its assignee) in the amount of the Purchase Price.  Buyer may also order, at its sole cost and expense, a survey of the Real Property (the “Survey”), prepared by a surveyor selected by Buyer, and certified to Buyer (and/or its assignee), any lender specified by Buyer and the Title Company.  Buyer shall have until 7 days prior to the expiration of the Inspection Period (the “Buyer Objection Deadline”) to notify Seller in writing of any objection (the “Buyer Objection Notice”) which Buyer may have to any matters reported or shown in the Title Documents. The Buyer Objection Notice shall state: (i) the requirements in Schedule B-1 of the Commitment to be satisfied or removed by Seller; (ii) the exceptions in Schedule B-2 of the Commitment that are not acceptable to Buyer; and/or (iii) matters shown on the Survey that are not acceptable to Buyer, and Seller, except as set forth herein, in its sole and absolute discretion, may elect to attempt to eliminate such exceptions, but Seller has no obligation to do so or to bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate, modify or cure any of the objections. If Buyer delivers the Buyer Objection Notice, then, Seller may deliver in Seller’s sole and absolute discretion, a response (the “Seller Response”) no later than 5 business days after the date of the Buyer Objection Notice (the “Response Deadline”).  If Seller fails to deliver the Seller Response on or before the Response Deadline, Seller shall be deemed to have elected not to cure any of the matters set forth in the Buyer Objection Notice and, except as otherwise expressly set forth herein, Seller shall have no obligation to cure such matters and such matters shall constitute Permitted Exceptions hereunder.  If Buyer waives its right to terminate this Agreement pursuant to Section 4.3 and the Seller Response contains any commitment to cure any of the items set forth in Buyer’s Objection Notice, Seller’s obligation to cause such cures as set forth in the Seller Response shall be an additional Seller covenant and also a condition precedent to Buyer’s obligations to close.  Notwithstanding the foregoing, Seller shall not be obligated to provide to Title Company or Buyer any owner’s affidavit, indemnity, certifications, covenants, obligations or liabilities beyond those that Seller is providing to Buyer under this Agreement or which go beyond that required for the issuance by Title Company.

Notwithstanding anything herein to the contrary, if the Title Documents are re-issued or updated after the Buyer Objection Deadline, Buyer shall have the right to object (each, a “New Buyer Objection”) to any additional matter disclosed or contained (each, a “New Title Document Matter”) in any such update of the Title Documents (notwithstanding the passage of the Inspection Period).  If Seller is unable or unwilling to cure any such New Title Document Matter to the sole satisfaction of Buyer (in Buyer’s sole and absolute discretion) within the lesser of 5 days following receipt by Seller of a New Buyer Objection or the Closing Date, Buyer shall have the right either to (i) waive such New Title Document Matter and proceed to Closing without any adjustment in the Purchase Price, or (ii) terminate this Agreement and receive a return of the Deposit (in addition to any other remedies that Buyer may have under this Agreement if the New Title Document Matter was caused by a breach of a covenant or representation of Seller under this Agreement).

5.2                               Permitted Exceptions.  The exceptions to title disclosed in the Title Commitment, other than (a) those title exceptions to which Buyer has tendered an objection in the Buyer Objection Notice or New Buyer Objection which are not subsequently cured or the objection waived (or deemed waived) by Buyer pursuant to Section 5.1, (b) any delinquent taxes, shall be the “Permitted Exceptions” hereunder.  Notwithstanding anything to the contrary contained herein, Seller shall discharge and remove any and all Liens affecting the Property caused by Seller or the result of the acts or agreements of Seller which secure an obligation to pay money (other than installments of real and personal property taxes and liens for special improvements not delinquent as of the Closing), and such Liens shall not be Permitted Exceptions (whether or not Buyer expressly objects to such Liens).

5.3                               Issuance of Title Policy.  Delivery of title in accordance with the foregoing provisions shall be evidenced by the willingness of the Title Company to issue to Buyer, at Closing, owner’s policy of title insurance insuring good, marketable, insurable title to the Real Property in Buyer or its assignee in the amount of the Purchase Price, subject only to the Permitted Exceptions (the “Title Policy”).  The issuance of the Title Policy shall be a condition to Buyer’s obligation to close hereunder.

ARTICLE VI
Seller’s Representations and Warranties

Seller represents, warrants and covenants to Buyer as follows as of the Effective Date and Closing (collectively, “Seller’s Representations”):

6.1                               Authority.  Seller is a Florida Limited Partnership duly organized, validly existing and in good standing under the laws of the state of its organization and the state in which the Property is located.  Seller never has existed or operated under any other name.  Seller has made all filings necessary in the state in which the Property is located to own and operate the Property.  Seller has the full right, power and authority to enter into this Agreement and all documents contemplated hereby, and consummate the transaction contemplated by this Agreement.  All requisite action has been taken by Seller in connection with entering into this Agreement, and will be taken by Seller prior to the Closing in connection with the execution and delivery of the instruments referenced herein, and the consummation of the transaction contemplated hereby.  Each of the persons and entities signing this Agreement and the other documents contemplated by this Agreement on behalf of Seller has the legal right, power and authority to bind Seller.

6.2                               No Conflicts.  The execution, delivery and performance by Seller of this Agreement and the instruments referenced herein and the transaction contemplated hereby will not conflict with, or with or without notice or the passage of time or both, result in a breach of, violate any term or provision of, or constitute a default under any articles of formation, bylaws, partnership agreement (oral or written), operating agreement, indenture, deed of trust, mortgage, contract, agreement, judicial or administrative order, or any Law to which Seller or Tenant or any portion of the Property is bound.

6.3                               Consents; Binding Obligations.  No approval or consent is required from any person (including any partner, shareholder, member, creditor, investor or governmental body) for Seller to execute, deliver or perform this Agreement or the other instruments contemplated hereby or for Seller to consummate the transaction contemplated hereby.  This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

6.4                               No Bankruptcy.  No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to Seller’s Knowledge, threatened) by or against Seller, Tenant or any general partner or managing member of Seller or Tenant.

6.5                               Tenant Leases and Contracts.

(a)                                 The Real Property is subject to that certain Lease Agreement dated January 19, 2018 between Seller and Tenant (“Arctic Lease”) which will be assigned to Buyer.  Other than the Artic Lease and the Tenant, there are no leases, subleases, occupancies or tenancies or parties in possession of any part of the Property.  Seller has delivered to Buyer a true, correct and complete copy of the Arctic Lease.  Seller has not granted to any party any option, rights of first refusal, license or other similar agreement with respect to a purchase or sale of the Property or any portion thereof or any interest therein.  Seller has no Knowledge of and has neither given nor received any written notice of default with respect to the Arctic Lease.  There are no tenant improvement obligations, concessions and other tenant inducements, which have not been paid and are now due and payable or will become payable in the future with respect to the Arctic Lease, including the initial and renewal term(s) thereof and any expansion of the space leased thereunder.  Notwithstanding anything contained in the Arctic Lease, (i) Tenant and Seller have agreed that the landlord under the Arctic Lease shall have no obligation to perform, complete or pay for the Kitchen Work, (ii) Seller previously compensated Tenant an amount in full consideration for the Kitchen Work; and (iii) Buyer shall have no obligation to perform or pay for the Kitchen Work.

(b)                                 There are no leasing commission obligations payable now or in with future by Seller or the landlord under the Arctic Lease with respect to the Property.

(c)                                  The Contract List required by Article III is a true, correct and complete list of all management, service, supply, repair and maintenance agreements, equipment leases and all other contracts and agreements with respect to or affecting the Property as of the Effective Date and at Closing the Contract List shall not include those Contracts being terminated pursuant to the provisions of Section 8.2.  True, correct and complete copies of all Contracts (or written descriptions of oral Contracts) shall be provided to Buyer pursuant to Article III.

(d)                                 Seller has no Knowledge of and has neither given nor received any written notice of default with respect to any of the Contracts.

6.6                               No Actions/Compliance With Laws.  There are no actions, suits, proceedings or claims pending, or to Seller’s Knowledge, contemplated or threatened, before any court, commission, regulatory body, administrative agency or other governmental or quasi-governmental body with respect to the Property, or the ability of Seller to consummate the transaction contemplated by this Agreement.  Seller has not received written notice of any violations of any Laws affecting or applicable to any or all of the Property.

6.7                               Hazardous Materials.  Seller has not received written notice from any governmental entity alleging that Seller is not in full compliance with Environmental Laws.  Except as set forth in any environmental report delivered by Seller to Buyer in connection herewith, Seller has not, and to Seller’s Knowledge, no other person has used, generated, processed, stored, released, discharged, transported or disposed Hazardous Materials on the Property except for use and storage in compliance with all applicable Environmental Laws.  There is no Environmental Claim pending or, to Seller’s Knowledge, threatened with regard to the Property.  Seller has provided to Buyer all written assessments, reports, data, results of investigations or audits, or other information that is in Seller’s Possession relating to the environmental matters at or the environmental condition of the Property.

6.8                               Taxes and Special Assessments.  Seller has not submitted an application for the creation of any special taxing district affecting the Property, or annexation thereby, or inclusion therein.  Seller has not received notice that any governmental or quasi-governmental agency or authority intends to impose or increase any special or other assessment against the Property, or any part thereof, including assessments attributable to revaluations of the Property.  There is no ongoing appeal with respect to taxes or special assessments on the Property for any year, and any consultants engaged to perform work with respect to appeals of taxes or special assessments on the Property have been paid in full.

6.9                               No Contractual or Donative Commitments.  Seller has not made any contractual or donative commitments relating to the Property to any governmental authority, quasi-governmental authority, utility company, community association, homeowners’ association or to any other organization, group, or individual which would impose any obligation upon Buyer to make any contribution or dedication of money or land, or to construct, install or maintain any improvements of a public or private nature on or off the Property.

6.10                        Non-Foreign Status/Patriot Act.  Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in (a) the Code and the corresponding income tax regulations, and (b) similar provisions of state law.  Buyer has no duty to collect withholding taxes for Seller pursuant to the Foreign Investors Real Property Tax Act of 1980, as amended, or any applicable foreign, state, or local law.  Seller is not a Prohibited Person.  To Seller’s Knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person.  The assets Seller will transfer to Buyer under this Agreement are not the property of, and are not beneficially owned, directly or indirectly, by a Prohibited Person.  The assets Seller will transfer to Buyer under this Agreement are not the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).

6.11                        Employees.  There are no employees of Seller employed in connection with the use, management, maintenance or operation of the Property whose employment will continue after the Closing Date.  There is no bargaining unit or union contract relating to any employees of Seller.

6.12                        AS-IS. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement or the Closing Documents, Buyer hereby acknowledges and agrees that it is purchasing the Property and each portion thereof in its present “as is/where is” condition with all defects, and neither Seller nor any employee or agent of Seller has made or will make, either expressly or impliedly, any representations, guaranties, promises, statements, assurances or warranties of any kind concerning any of the following matters: (i) the suitability or condition of the Property for any purpose or its fitness for any particular use, including Buyer’s intended use; (ii) the profitability and/or feasibility of owning, developing, operating and/or improving the Property; (iii) the physical condition of the Property, including, without limitation, the current or former presence or absence of environmental hazards or hazardous materials, asbestos, radon gas, underground storage tanks, electromagnetic fields, or other substances or conditions which may affect the Property or its current or future uses, habitability, value or desirability; (iv) the rental, income, costs or expenses thereof; (v) the net or gross acreage, usable or unusable, contained therein; (vi) the condition of title; (vii) the compliance by the Property with applicable zoning or building laws, codes or ordinances, or other laws, rules and regulations, including, without limitation, environmental and similar laws governing or relating to environmental hazards or hazardous materials, asbestos, radon gas, underground storage tanks, electromagnetic fields, or other substances or conditions which may affect the Property or its current or future uses, habitability, value or desirability;  (viii) water or any other utility availability or use restrictions; (ix) geologic/seismic conditions, soil and terrain stability, or drainage; (x) sewer, septic and well systems and components; (xi) other neighborhood conditions, including schools, proximity and adequacy of law enforcement and fire protection, crime statistics, noise or odor from any sources, landfills, proposed future developments, or other conditions or influences which may be significant to certain cultures or religions; and (xii) any other past, present or future matter relating to the Property which may affect the Property or its current or future use, habitability, value or desirability.  Seller’s Representations are acknowledged by Seller to be material and to be relied upon by Buyer in proceeding with this transaction and shall be deemed to have been remade by Seller as of the Closing Date.  Seller will not cause or suffer any action to be taken which would cause any of the foregoing representations or warranties to be untrue as of the Closing Date.  Seller shall immediately notify Buyer, in writing, of any event or condition known to Seller which occurs prior to the Closing Date which causes a change in the facts relating to, or the truth of, any of the above representations or warranties; provided, however, that upon such notification, (i) Buyer shall have the option to terminate this Agreement by delivering written notice thereof to Seller, in which case Escrow Agent shall return the Deposit to Buyer, the parties shall share equally the cancellation charges, if any, of Escrow Agent, and this Agreement shall be of no further force or effect and neither party shall have any further rights or obligations hereunder (other than pursuant to any provision hereof which expressly survives the termination of this Agreement, and (ii) to the extent that any of the events or conditions described in such notification are caused as a result of a breach by Seller of this Agreement, Buyer shall be entitled to all of the rights and remedies set forth in Section 13.1, it being expressly understood that Seller’s obligation to provide such notification shall in no way relieve Seller of any liability for a breach by Seller of any of its representations, warranties, covenants or agreements under this Agreement.  Seller is not liable or bound under this Agreement in any manner by any verbal or written statements, representations, or information pertaining to the Property furnished by any real estate broker, agent, employee, servant, or other person, unless the same are specifically set forth or referred to in this Agreement.   Seller’s Representations shall survive the Closing to extent set forth in Section 15.4.  Moreover, without limiting the Seller’s Representations, Buyer’s Closing hereunder shall be deemed to constitute an express waiver by Buyer or its successors and assigns of any right to sue Seller and of Buyer’s right to cause Seller to be joined in an action brought under any federal, state, or local law, rule, act, or regulation which prohibits or regulates the use, handling, storage, transportation, or disposal of a hazardous or toxic substance or which requires removal or remedial action with respect to such hazardous or toxic substance, specifically including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 United States Code. Section 9601, et seq. and Part IV of the Florida Air and Water Pollution Control Act, Chapter 403, Florida Statutes.  This provision is a material inducement for Seller entering into this Agreement and it shall survive the Closing.

6.13                        Definition of Seller’s Knowledge.  With respect to Seller’s Representations, the term Seller’s Knowledge shall mean and refer to the Knowledge of Donald Goodstein.  Seller represents and warrants to Buyer that such persons are in an official position on behalf of Seller to have the information or the obligation to investigate to obtain such information and/or the responsibility on behalf of Seller for the matters and information which are the subject of Seller’s Representations.  Nothing contained in this Section 6.12 shall impose any personal liability on any of the foregoing individuals.

ARTICLE VII
Buyer’s Representations and Warranties

Buyer represents and warrants to Seller as follows:

7.1                               Authority.  Buyer is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization.  Buyer has the full right, power and authority to enter into this Agreement and all documents contemplated hereby, and consummate the transaction contemplated by this Agreement, subject to Section 7.3.  All requisite action has been taken by Buyer in connection with entering into this Agreement, and will be taken by Buyer prior to the Closing in connection with the execution and delivery of the instruments referenced herein, and the consummation of the transaction contemplated hereby, subject to Section 7.3.  Each of the persons and entities signing this Agreement and the other documents contemplated by this Agreement on behalf of Buyer has the legal right, power and authority to bind Buyer.

7.2                               No Conflicts.  The execution, delivery and performance by Buyer of this Agreement and the instruments referenced herein and the transaction contemplated hereby will not conflict with, or with or without notice or the passage of time or both, result in a breach of, violate any term or provision of, or constitute a default under any articles of formation, bylaws, partnership agreement, operating agreement, indenture, deed of trust, mortgage, contract, agreement (oral or written), judicial or administrative order, or any Law to which Buyer is bound.

7.3                               Consents; Binding Obligations. No approval or consent from any person (including any partners, shareholder, member, creditor, investor or governmental body) is required for Buyer to execute, deliver or perform this Agreement or the other instruments contemplated hereby or for Buyer to consummate the transaction at Closing contemplated hereby; provided, however, that Buyer will require approval of its board of directors in order to consummate the acquisition of the Property, which approval Buyer intends to seek prior to the end of the Inspection Period and which approval Buyer shall be deemed to have obtained in the event Buyer fails to terminate this Agreement pursuant to Section 4.3.  This Agreement and all documents required hereby to be executed by Buyer are and shall be valid, legally binding obligations of and enforceable against Buyer in accordance with their terms.

7.4                               No Bankruptcy.  No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to buyer’s knowledge, threatened) by or against Buyer or any general partner or managing member of Buyer.

7.5                               Prohibited Person.  Buyer is not a Prohibited Person.  To Buyer’s knowledge, except for third-party persons who hold direct or indirect ownership interests in Buyer, none of Buyer’s affiliates or parent entities is a Prohibited Person.  To Buyer’s knowledge, except for third-party persons who hold direct or indirect ownership interests in Buyer, the Property is not the property of or beneficially owned by a Prohibited Person.  To Buyer’s knowledge, except for third-party persons who hold direct or indirect ownership interests in Buyer, the Property is not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

ARTICLE VIII
Seller’s Undertakings Pending Closing

8.1                               Operation of the Property.  Until the earlier of Closing or termination of this Agreement, Seller agrees as follows:

(a)                                 Subject to Sections 8.1(b) and 8.1(c), without Buyer’s prior written approval, which may be withheld in Buyer’s sole and absolute discretion, Seller shall not directly or indirectly (i) sell, contribute, assign or create any right, title or interest whatsoever in or to the Property, (ii) cause or permit any mortgage, deed of trust, Lien, assessment, obligation, interest, encroachment or liability whatsoever to be placed of record against the Property (other than the Permitted Exceptions), or (iii) enter into any agreement to do any of the foregoing.

(b)                                 Without Buyer’s prior written approval, which may be withheld in Buyer’s reasonable discretion prior to the date which is five days prior to the end of the Inspection Period and in Buyer’s sole and absolute discretion thereafter, Seller shall not enter into any new (or extend, amend, renew or replace any existing) agreement, service contract, employment contract, permit or obligation affecting the Property or which would be binding upon Buyer upon its acquisition of the Property, or file for, pursue, accept or obtain any zoning, land use permit or other development approval or entitlement, or consent to the inclusion of the Property into any special district or amend, modify terminate the Arctic Lease; provided, however, prior to expiration of the Inspection

Period, Seller may enter into service or similar contracts without Buyer’s approval if such contract is entered into in the ordinary course of Seller’s business and is terminable without penalty or premium on not more than 30 days notice from the owner of the Property and is disclosed promptly in writing to Buyer.  Notwithstanding the preceding, Seller has informed Buyer that Tenant and Seller have agreed in concept and Seller will work in good faith to amend Section 4(b) of the Arctic Lease (Additional Rent Based on Real Estate Taxes) prior to Closing to reflect that Tenant will be responsible for 100% of the real estate taxes in connection with Folio: 22-2032-012-0030, provided that Tenant shall not be responsible for any of the real estate taxes in connection with Folio: 22-2032-012-0060 (any such amendment approved by Buyer, the “Arctic Lease Amendment”). Prior to entering into the Arctic Lease Amendment, Seller shall provide a draft thereof to Buyer for Buyer’s review and approval and Seller shall incorporate such reasonable comments of Buyer thereto.

(c)                                  Without Buyer’s prior written approval, which may be withheld in Buyer’s sole and absolute discretion, Seller shall not enter into any new lease for any portion of the Property.

(d)                                 Seller shall not accept or enter into any agreements with respect to the sale or disposition of any or all of the Property, or any interest therein, or sell, contribute or assign any interest in the Property, provided that the foregoing shall not prohibit Seller from marketing the Property prior to the expiration of the Inspection Period.

(e)                                  Seller shall, except as otherwise provided in this Agreement, operate and maintain the Property in accordance with Seller’s past practice and all applicable Laws.  Seller (or its Tenant) shall maintain all casualty and liability insurance in place as of the Effective Date with respect to the Property in amounts and with deductibles substantially the same as existing on the Effective Date.

(f)                                   Except as expressly required under the Arctic Lease, Seller shall not remove any material item of Personal Property from the Real Property unless the same is obsolete and is replaced by tangible personal property of equal or greater utility and value.  Should any material equipment, fixtures or services fail between the Effective Date and the Closing Date, Seller or Tenant (in accordance with the Arctic Lease shall be responsible for the repair or replacement of such equipment, fixtures or services with a new unit of similar size and quality, or at Buyer’s option, if Seller or Tenant do not replace or repair such equipment, then Seller shall give Buyer an equivalent credit towards the Purchase Price at the Closing.

(g)                                  Seller shall not accept any rent from Tenant for more than 1 month in advance of the payment date.

8.2                               Termination of Contracts and Employees.

(a)                                 Seller agrees to terminate by written notice to the other party thereto and as otherwise required pursuant thereto, effective as of the Closing, all of the Contracts (including, without limitation, those executed pursuant to Section 8.1(b)) that Buyer does not, by written notice to Seller given on or prior to the expiration of the Inspection Period, elect to assume.  All Contracts that Buyer elects to assume by written notice to Seller given on or prior to the expiration of the Inspection Period shall be identified on Schedule C to Exhibit C and no other Contracts shall be identified thereon.  With respect to any Contracts which Buyer requires to be terminated, Seller shall pay all termination costs, liquidated damages, fees and/or expenses related thereto, it being understood and agreed that Buyer shall have no liability or obligations for any Contract which is terminated or not assumed hereunder.

(b)                                 Any property management and leasing contracts for the Property shall be terminated prior to the Closing.  All employees of Seller and Seller’s property managers and leasing agents shall have their employment at the Property terminated and shall be paid current by Seller through Closing, including accrued vacation and other benefits.  Seller shall be responsible for, and indemnify, protect, hold harmless and defend Buyer with respect to, any Losses arising from any WARN Act claims.  Buyer shall have the right to interview any employees of Seller or Seller’s property managers at the Property for employment at the Property.

8.3                               Casualty Damage/Condemnation.  Notwithstanding anything to the contrary set forth in this Agreement, if, prior to Closing, either (a) $250,000.00 or more of damage is caused to the Property as a result of any earthquake, hurricane, tornado, flood, landslide, fire, act of war, terrorism, terrorist activity or other casualty, or any portion of the Property equal to or greater than such amount is taken (or is threatened to be taken) under the power or threat of eminent domain (temporarily or permanently), (b) material access to the Property, or a material portion of the parking is destroyed as a result of a casualty or is taken (or is threatened to be taken) under the power or threat of eminent domain (temporarily or permanently), (c) any portion of the Property is rendered untenantable or is taken (or threatened to be taken) under the power or threat of eminent domain (temporarily or permanently) such that the use of the balance of the Property is materially impaired, or (d) Tenant would have the right to terminate the Arctic Lease as a result of a casualty or a temporary or permanent taking (or threatened taking) under the power or threat of eminent domain, and Tenant fails to waive such right (any event under subsections (a) through (e) of this Section 8.3 being a “Material Change”), then, in any such event, Buyer may elect to terminate this Agreement by giving written notice to Seller of its election to terminate this Agreement (a “Material Event Termination Notice”) on or before the 30th day after Buyer receives written notice of such destruction, taking or threatened taking.  Buyer, at its option and in its sole discretion, may extend the Closing Date to allow Buyer such full 30-day period to determine if Buyer elects to issue a Material Event Termination Notice.  If Buyer does not give (or has no right to give) a Material Event Termination Notice within such 30-day period, then (i) this transaction shall close as set forth in this Agreement, (ii) Buyer shall pay the full Purchase Price (subject to clause (iv) below), (iii) Seller shall assign to Buyer the proceeds of any insurance policies payable to Seller (or shall assign the right or claim to receive such proceeds after Closing), or Seller’s right to or portion of any condemnation award (or payment in lieu thereof), and (iv) the amount of any deductible or self-insured or uninsured amount shall be a credit against the Purchase Price.  If Buyer timely delivers a Material Event Termination Notice pursuant to this section, the Deposit shall be returned to Buyer, the parties shall share equally the cancellation charges, if any, of Escrow Agent, and this Agreement shall be of no further force or effect and neither party shall have any further rights or obligations hereunder (other than pursuant to any provision which expressly survives the termination of this Agreement) and Buyer shall provide Seller with copies of Buyer’s reports pursuant to Section 4.1.  Any time after the date that is 3 Business Days prior to the end of the Inspection Period, Seller shall not settle or compromise any insurance claim or condemnation action without the prior written consent of Buyer, and Buyer shall have the option to participate in any such claim or action, but shall not unreasonably withhold or delay such settlement.  Seller shall obtain Buyer’s prior approval (which shall not be unreasonably withheld, delayed or conditioned) with respect to (Y) the repair of any Material Change (including the plans, contracts and contractors for such repair work), and (Z) the repair of any other casualty or condemnation if such repair will not be fully and completed repaired prior to the Closing.

8.4                               Risk of Loss.  Notwithstanding anything to the contrary herein, Seller shall maintain risk of loss of the Property until the actual time of Closing, after which time the risk of loss shall pass to Buyer and Buyer shall be responsible for obtaining its own insurance thereafter

8.5                               Tenant Estoppel.  No later than 10 days after the Effective Date, Seller shall request an estoppel certificate from Tenant in the form attached hereto as Exhibit D (the “Tenant Estoppel Certificate”).  Seller shall use commercially reasonable efforts to obtain and deliver the Tenant Estoppel Certificate to Buyer on or before 3 Business Days prior to Closing.  The Tenant Estoppel Certificate shall be dated no earlier than 30 days prior to the Closing Date.  Seller shall provide Buyer with an opportunity to review the Tenant Estoppel Certificate prior to submitting same to Tenant, and shall copy Buyer on its correspondence to Tenant transmitting the Tenant Estoppel Certificate.  Seller shall deliver the Tenant Estoppel Certificate received from Tenant to Buyer promptly upon Seller’s receipt.  The Tenant Estoppel Certificate shall not show any materially adverse matters, including, without limitation, any verbal agreements or any default or purported default thereunder by any party.

8.6                               Parking Lot Work.  From and after the Effective Date, Seller shall, at Seller’s sole cost, use good faith and reasonable efforts to (i) cause the Parking Lot Work to be completed as soon as is reasonably practical in a good, workmanlike and lien-free fashion and in compliance with all applicable Laws and in accordance with the terms and conditions of the Arctic Lease and (ii) deliver to Buyer the Completion Evidence.  From and after the Effective Date, Seller shall notify Buyer promptly following the date on which Seller completes all or any portion of the Parking Lot Work.  Seller shall (A) pay all contractors all sums due in connection with the Parking Lot Work and (ii) provide such evidence and security as is reasonably requested by the Title Company to insure that no mechanics liens exist with respect to the Parking Lot Work.  In the event The Parking Lot Work is not completed prior to Closing, Seller and Seller’s contractors performing the Parking Lot Work shall be permitted to enter upon the Land for purposes of completing the Parking Lot Work on and subject to such reasonable rules and requirements imposed by Buyer.  Buyer shall pay Seller an amount equal to $2,500.00 to reimburse Seller for the actual costs of the Parking Lot Work promptly following the later of (a) Closing or (b) in the event the Parking Lot Work is not completed and the Completion Evidence isn’t delivered to Buyer prior to Closing, promptly following completion of the Parking Lot Work and delivery of the Completion Evidence.

ARTICLE IX
Buyer’s Obligation to Close

9.1                               Buyer’s Conditions.  Buyer shall not be obligated to close hereunder unless each of the following conditions shall exist on the Closing Date:

(a)                                 Title Policy.  The Title Company shall issue (or shall be prepared and irrevocably and unconditionally committed to issue) the Title Policy as described in Section 5.3;

(b)                                 Accuracy of Representations.  All of the representations and warranties made by Seller in this Agreement or any of the Closing Documents shall be true, correct and complete on and as of the Closing Date, and Seller will so certify;

(c)                                  Seller’s Performance.  Seller shall have, in all material respects, (i) performed all covenants and obligations, and (ii) complied with all conditions, required by this Agreement to be performed or complied with by Seller on or before the Closing Date or each such covenant, obligation and condition shall be waived by Buyer in writing and in its sole and absolute discretion prior to the Closing;

(d)                                 No Violations.  There shall be no notice issued and received by Seller of any violation or alleged violation of any Law with respect to any portion of the Property which has not been corrected to the satisfaction of the issuer of the notice;

(e)                                  No Liens.  The Property, including the Personal Property, shall be conveyed free and clear of all Liens caused by Seller or based on the acts or agreements of Seller, except Permitted Exceptions;

(f)                                   Consents.  All consents required to effect the transaction shall have been obtained by Seller;

(g)                                  Estoppel.  Seller shall have delivered to Buyer the Tenant Estoppel Certificate from Tenant;

(h)                                 Arctic Lease Amendment.  Seller and Tenant shall have entered into the Arctic Lease Amendment and Seller shall have delivered to Buyer a copy of the fully executed Arctic Lease Amendment; and

(i)                                     Other Conditions.  Any other condition set forth in this Agreement to Buyer’s obligation to close has been satisfied by the applicable date.

9.2                               Failure of Conditions.  If the condition specified in Section 9.1(h) is not satisfied on or before the Closing Date, either Buyer or Seller may extend the Closing Date for a sufficient time (but not to exceed 15 days) within which to cure or satisfy such condition and if Seller elects to extend the Closing Date, Seller shall immediately commence prosecution of such cure or satisfaction and if any condition specified in any other provisions of this Article 9 is not satisfied on or before the Closing Date, Buyer may, at its option, and in its sole and absolute discretion, (a) extend the Closing Date to allow Seller a sufficient time (but not to exceed 15 days) within which to cure or satisfy such condition, (b) waive any such condition which can legally be waived either at the time originally established for Closing or at any time on or before the 15th day thereafter and proceed to Closing without adjustment or abatement of the Purchase Price, or (c) terminate this Agreement by written notice thereof to Seller, in which case the Deposit shall be returned to Buyer, the reports described in Section 4.1 shall be provided to Seller pursuant to Section 4.1 and Buyer and Seller shall each pay one half of the cancellation charges as to the Property (unless Seller is in breach or default hereunder in which case Seller shall pay the cancellation charges as to the

Property), if any, of Escrow Agent and Title Company.  In addition to (and notwithstanding) the foregoing, if the failure of the condition is due to a breach by Seller hereunder, Buyer may pursue any of its remedies under Section 13.1.

ARTICLE X
Seller’s Obligation to Close

10.1                        Seller’s Conditions.  Seller shall not be obligated to close hereunder unless each of the following conditions shall exist on the Closing Date:

(a)                                 Accuracy of Representations.  All of the representations and warranties made by Buyer in this Agreement or any of the Closing Documents shall be true, correct and complete on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and Buyer will so certify; and

(b)                                 Buyer’s Performance.  Buyer shall have, in all material respects, (i) performed all covenants and obligations and (ii) complied with all conditions, required by this Agreement to be performed or complied with by Buyer on or before the Closing Date or each such covenant, obligation and condition shall be waived by Seller in writing and in its sole and absolute discretion prior to Closing.

10.2                        Failure of Conditions.  If any condition specified in Section 10.1 is not satisfied on or before the Closing Date, Seller may, at its option, and in its sole and absolute discretion, (a) waive any such condition which can legally be waived and proceed to Closing without adjustment or abatement of the Purchase Price, or (b) terminate this Agreement by written notice thereof to Buyer in which case the Deposit shall be returned to Buyer, and the reports described in Section 4.1 shall be delivered to Seller pursuant to Section 4.1 and Buyer and Seller shall each pay one half of the cancellation charges as to the Property (unless Buyer is in breach or default hereunder in which case Buyer shall pay the cancellation charges as to the Property), if any, of Escrow Agent and Title Company.  Notwithstanding the foregoing, if the failure of the condition is due to a breach by Buyer hereunder, Seller may pursue any of its remedies under Section 13.2.

ARTICLE XI
Closing

11.1                        Time of Closing.  Subject to the provisions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place on or before 3:00 p.m. (EST) on the Closing Date through an escrow with Escrow Agent, whereby Seller, Buyer and their attorneys need not be physically present and may deliver documents by overnight air courier or other means.  The “Closing Date” shall be 10 days after the earlier of (i) the expiration of the Inspection Period or (ii) Buyer’s delivery of the Inspection Period Termination Waiver Notice, or such earlier date as may be mutually acceptable to the parties.

11.2                        Deliveries at Closing by Seller.  On or before the Closing, Seller, at its sole cost and expense, shall deliver to Escrow Agent the following, each dated as of the Closing Date, in addition to all other items and payments required by this Agreement to be delivered by Seller at the Closing:

(a)                                 Deed.  Seller shall deliver an original duly executed and acknowledged special warranty deed (the “Deed”), in the form attached hereto as Exhibit A, conveying good and marketable fee simple title to the Property to Buyer, but subject only to the Permitted Exceptions or those expressly permitted by this Agreement.

(b)                                 Bill of Sale and General Assignment.  Seller shall deliver two duly executed originals of a bill of sale and general assignment (and other instruments of conveyance, including, by way of example only, articles of transfer, as may be required to convey personal property), in the form attached hereto as Exhibit B (the “Bill of Sale”), conveying good and marketable title to such Personal Property, Permits, Plans and Records and Intangible Property to Buyer, free and clear of all Liens caused by Seller or based on the acts or agreements of Seller  but subject to the Permitted Exceptions or those expressly permitted by this Agreement.

(c)                                  Assignment of Lease and Contracts.  Seller shall deliver two duly executed counterparts of an assignment and assumption of lease and contracts in the form attached hereto as Exhibit C (the “Assignment of Lease and Contracts”), assigning to Buyer all of Seller’s right, title and interest in and to the Arctic Lease and Contracts (if any are approved by Buyer).

(d)                                 Proof of Authority.  Seller shall provide such proof of authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any documents or certificates on behalf of Seller as may be reasonably required by Title Company.

(e)                                  Non-Foreign Affidavit.  Seller shall deliver an original duly executed Non-Foreign Affidavit in a form reasonably satisfactory to Buyer and the Title Company.  If Seller does not furnish such Non-Foreign Affidavit, Buyer may withhold (or may direct Title Company to withhold) from the cash funds payable to Seller pursuant to this Agreement at Closing, an amount equal to the amount required to be so withheld pursuant to Section 1445(a) of the Code and such withheld funds shall be deposited with the Internal Revenue Service as required by Section 1445(a) of the Code and the regulations promulgated thereunder.  Seller also shall execute and deliver to Buyer and the Title Company a duly executed affirmation reasonably satisfactory to the Title Company and Buyer for the purposes of satisfying the Title Company and Buyer that the transaction is exempt from the withholding requirements under state and local law.  If Seller fails to execute the appropriate documents under this subsection, or the transaction is not exempt from withholding requirements of state and local law, Buyer or the Title Company may withhold the amount of such taxes (calculated at the highest rate required or permitted by Law) from proceeds otherwise to be paid to Seller at the Closing.

(f)                                   Seller’s No Lien and GAP Affidavits.  Seller shall execute and deliver to the Title Company the affidavit in the form attached hereto as Exhibit E, providing for a GAP and no lien attestation.

(g)                                  Updated Contract List.  Seller shall deliver a duly executed original certification that the Contract List are true, correct and complete as of the Closing Date.

(h)                                 Closing Statement.  Seller shall deliver two duly executed counterparts of a settlement statement of all prorations, allocations, closing costs and payments of moneys related to the Closing of the transactions contemplated by this Agreement (the “Closing Statement”).

(i)                                     Other Documents.  Seller shall, as reasonably requested the Title Company execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement.

11.3                        Deliveries at Closing by Buyer.  On or before the Closing, Buyer, at its sole cost and expense, shall deliver to Escrow Agent the following, each dated as of the Closing Date, in addition to all other items and payments required by this Agreement to be delivered by Buyer at the Closing:

(a)                                 Purchase Price.  Buyer shall deliver to Escrow Agent for delivery to Seller cash, in an amount equal to the Purchase Price as provided in Section 2.2, subject to the credits set forth in this Agreement and the adjustments described in Article XII, which shall be disbursed to Seller at Closing by wire transfer.

(b)                                 Bill of Sale and General Assignment.  Buyer shall deliver two duly executed counterparts of the Bill of Sale.

(c)                                  Assignment of Lease and Contracts.  Buyer shall deliver two duly executed counterparts of the Assignment of Lease and Contracts.

(d)                                 Proof of Authority.  Buyer shall provide such proof of authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any documents or certificates on behalf of Buyer as may be reasonably required by Title Company.

(e)                                  Closing Statement.  Buyer shall deliver two duly executed counterparts of the Closing Statement.

(f)                                   Other Documents.  Buyer shall, as reasonably requested by the Title Company or the Escrow Agent, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement.

11.4                        Deliveries Outside of Escrow.  Further, Seller hereby covenants and agrees to deliver to Buyer, on or prior to the Closing, the following items:

(a)                                 Intangible Property.  Seller shall deliver the originals of the Arctic Lease, Plans and Records, Contracts, Permits and Intangible Property to the extent in Seller’s Possession or, if not available, copies thereof if in Seller’s possession to the extent not already provided.

(b)                                 Warranties.  Seller shall transfer to Buyer all warranties (to the extent same exist) for the benefit of the Property, including, without limitation, any roof warranty.

(c)                                  Personal Property.  Seller shall deliver the Personal Property, including any and all keys, pass cards, security codes, computer software and other devices relating to access to the Improvements.

(d)                                 Letters to Contractors.  Seller shall deliver a letter to each vendor, to the extent Buyer has agreed to assume such vendor’s Contract, duly executed by Seller, advising them of the sale of the Property to Buyer and directing them to send to Buyer all bills for the services provided to the Property for the period from and after the Closing Date.

(e)                                  Termination of Contracts.  Seller shall deliver to Buyer termination letters or other evidence reasonably satisfactory to Buyer that any Contracts which Buyer has elected not to assume have been terminated effective upon the Closing Date and at no cost to Buyer or to the Property.

ARTICLE XII
Prorations and Closing Expenses

12.1                        Closing Adjustments.  In addition to any other credits or prorations provided elsewhere in this Agreement, the cash due at Closing pursuant to Section 2.2 shall be adjusted as of the Closing Date in accordance with the provisions set forth in this Section 12.1.  Buyer and Seller agree to prepare a proration schedule (the “Proration Schedule”) of adjustments 5 Business Days prior to Closing.  Such adjustments, if and to the extent known and agreed upon as of the Closing Date, shall be paid by Buyer to Seller (if the prorations result in a net credit to Seller) or by Seller to Buyer (if the prorations result in a net credit to Buyer), by increasing or reducing the cash to be paid by Buyer at Closing.  Any such adjustments not determined or agreed upon as of the Closing Date, shall be paid by Buyer to Seller, or Seller to Buyer, as the case may be, in cash as soon as practicable following the Closing Date.  For purposes of calculating prorations and the Proration Schedule, Buyer shall be deemed to be title holder of the Property, and therefore entitled to the revenue and responsible for the expenses, after 12:00 a.m. on the Closing Date.

(a)                                 Taxes.  All non-delinquent real and personal property taxes, assessments and any other governmental or quasi-governmental impositions of any kind on or relating to the Property shall be prorated to the Closing Date based on the most recent and available assessed valuations, mill levies and taxes available; provided, however, if real or personal property taxes are estimated and not known, or supplemental taxes are assessed, then once known, after Closing, Seller and Buyer promptly shall pay to the other any amount required as a result of such adjustments.  Prior to Closing, Seller shall pay all taxes and special assessments on the Property as and when they become due and prior to delinquency. Any Special Assessment which may be and is actually being paid in installments over more than one calendar year shall be paid as follows: Seller shall be responsible, on a prorata basis, for all installments due in 2018 up to Closing and all prior years and Buyer shall be responsible for all installments first becoming due after Closing.  In all events proration shall include the maximum discount for early payment of taxes (but only if and to the extent obtained as to taxes due or paid prior to Closing).

(b)                                 Revenue and Expenses.

(i)                                     All rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, Operating Expense pass-throughs (except as provided in Section 12.1(b)(v)) or other sums and charges payable by Tenant under the Arctic Lease) shall be prorated as of the Closing Date (based on a 365 day year).  Buyer shall receive all rent and revenue accruing on and after the Closing Date (including, as a credit against the Purchase Price, the sum of any rentals already received by Seller attributable to the period as of and after the Closing Date and any rent concessions which accrue to Tenant on and after the Closing Date).  Seller shall receive rent and revenue accruing prior to the Closing Date.  Notwithstanding the foregoing, Seller shall not be entitled to a credit for any prepaid expenses which do not benefit Buyer after Buyer acquires the Property.  Further, notwithstanding the foregoing, no prorations shall be made for any unpaid amounts due and payable prior to Closing or for delinquent rents existing, if any, as of the Closing Date.  Although no adjustments shall be made in Seller’s favor for rents which have accrued and are unpaid up to the date of Closing, Buyer shall pay Seller such accrued and unpaid rents as and when collected by Buyer, it being agreed, however, that Buyer shall not be deemed to have collected such arrearages attributable to the period prior to Closing until such time as Tenant is current in the payment of all rent and other sums accruing as of or after the Closing Date.  For a period of 90 days after the Closing, Buyer agrees to bill Tenant for all past due rents that are accrued but unpaid as of the Closing; however, (A) Buyer shall not be obligated to incur any out-of-pocket expenses (unless paid by Seller), (B) Buyer may deduct any of its reasonable costs of collection from any amounts due Seller, and (C) under any circumstance, Buyer shall not be obligated to file any legal action or terminate the Arctic Lease.  Seller may take reasonable action to collect any delinquent rents provided that Seller may not commence any legal action against Tenant seeking termination of any lease and Seller may not commence any other legal action against Tenant prior to the date which is 30 days after Closing.

(ii)                                  At Closing, Buyer shall receive as a credit against the Purchase Price in an amount equal to the security deposit required to be made under the Arctic Lease.

(iii)                               To the extent the utilities are not in the name of Tenant, the readings and billings for utilities will be made if possible as of the day before the Closing Date, in which case Seller shall pay all such bills and no proration shall be made at the Closing with respect to utility bills.  Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Buyer, with assistance from Seller shall notify each utility company serving the Property of the sale as of the Closing.  Seller agrees to reasonably cooperate with Buyer in transferring utility service and company accounts with respect to the Property.

(iv)                              No proration shall be made for insurance premiums and insurance policies will not be assigned to Buyer.

(v)                                 At least 10 Business Days prior to the Closing Date, Seller shall provide Buyer with a reasonably detailed reconciliation for Tenant showing all pass-throughs payable by Tenant (collectively, the “Operating Expenses”) incurred by Seller from the beginning of 2018 up to the Closing Date.  To the extent that Seller has received as of the Closing any monthly or periodic payments of Operating Expenses allocable to periods on or subsequent to the Closing Date, the same shall be prorated and Buyer shall receive a credit therefor at the Closing.  With respect to any monthly or periodic payments of Operating Expenses received by Buyer after the Closing allocable to a Seller prior to Closing, Buyer shall promptly pay the same to Seller (subject to the provisions in Section 12.1(b)(i) for delinquent rentals).  Notwithstanding the foregoing, to the extent that the year-end Operating Expense reconciliation process regarding the Arctic Lease reveals that Seller has over-collected Operating Expenses, said over collection shall be paid by Seller to Buyer promptly following demand by Buyer and in the event such reconciliation shows an under collection such that Seller would be entitled to additional payment from Tenant, the same shall be paid by Buyer to Seller within 5 Business Days after receipt from Tenant.

(c)                                  Liens.  The amount of any monetary Lien caused by Seller or based on the acts or agreements of Seller (including all prepayment penalties) affecting the Property on the Closing Date, other than as a result of the actions by, through or under Buyer, shall be paid from the funds to which Seller otherwise shall be entitled.  If such funds are insufficient to pay all such encumbrances, Seller shall pay the deficiency.

(d)                                 Closing Costs.  Each party shall pay its own costs and expenses arising in connection with the Closing (including its own attorneys’ and advisors’ fees, charges and disbursements), except the costs set forth in this paragraph which shall be allocated between the parties as set forth herein.  Buyer shall pay (i) the premium for the Title Policy and any endorsements Buyer elects, (ii) the cost of the Survey, (iii) the cost to record the Deed, and (iv) the customary closing costs and escrow fees of the Title Company and Escrow Agent related to the transfer of the Property.  Seller shall pay (a) all documentary taxes related to the transfer of the Property and (b) the cost of discharging any Liens caused by Seller or based on the acts or agreements of Seller against the Property and recording any instruments in connection therewith.

12.2                        Settlement Sheet.  At the Closing, Seller and Buyer shall execute a closing settlement sheet to reflect the credits, prorations and adjustments contemplated by or specifically provided for in this Agreement.

12.3                        Post Closing Adjustments.  Buyer and Seller shall undertake, following Closing, to adjust between themselves, as of the Closing Date, any revenue or expenses of the Property that are not adjusted on the settlement statement.  Seller shall pay promptly upon receipt any bills relating to the operation of the Property for periods prior to Closing.

ARTICLE XIII
Remedies

13.1                        Breach by Seller.  If Seller defaults on any provision hereof, Buyer, as a condition precedent to the exercise of its remedies or termination of this Agreement, shall be required to give Seller written notice of the same.  Seller shall have 10 Business Days from the receipt of such notice to cure the default.  If Seller timely cures the default, the default shall be deemed waived and this Agreement shall continue in full force and effect.  IF SELLER FAILS TO TIMELY CURE SUCH DEFAULT, BUYER, AT BUYER’S OPTION, EITHER MAY: (I) TERMINATE THIS AGREEMENT, IN WHICH EVENT (A) SELLER SHALL REIMBURSE BUYER FOR BUYER’S ACTUAL OUT-OF-POCKET COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES, COSTS AND DISBURSEMENTS) RELATED TO THE NEGOTIATION OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND BUYER’S DUE DILIGENCE, UP TO A MAXIMUM OF $50,000.00, (B) THE DEPOSIT (INCLUSIVE OF INTEREST AND DIVIDENDS EARNED THEREON) SHALL BE IMMEDIATELY RETURNED TO BUYER AND (C) BOTH PARTIES SHALL BE DISCHARGED FROM ALL DUTIES AND PERFORMANCE HEREUNDER, EXCEPT FOR ANY OBLIGATIONS WHICH BY THEIR TERMS SURVIVE ANY TERMINATION OF THIS AGREEMENT; OR (II) PURSUE AND OBTAIN SPECIFIC PERFORMANCE OF SELLER’S OBLIGATIONS HEREUNDER (WITHOUT THE NECESSITY OF PROVING IRREPARABLE HARM OR POSTING ANY SECURITY), INCLUDING TO CONVEY THE PROPERTY AS PROVIDED HEREIN.  IF BUYER TERMINATES THIS AGREEMENT PURSUANT TO THIS SECTION 13.1 DUE TO SELLER’S FAILURE TO CONSUMMATE THE CLOSING IN BREACH HEREOF, BUYER AND SELLER AGREE THAT BUYER’S ACTUAL DAMAGES WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO ASCERTAIN.  THE PARTIES THEREFORE AGREE THAT, IN SUCH EVENT, BUYER, AS BUYER’S SOLE AND EXCLUSIVE REMEDY, IS ENTITLED TO THE AMOUNTS SET FORTH IN THIS SECTION 13.1. EXCEPT FOR THE REMEDIES PROVIDED FOR HEREIN, BUYER IRREVOCABLY WAIVES THE RIGHT TO SEEK OR OBTAIN ANY OTHER LEGAL OR EQUITABLE REMEDIES, INCLUDING FOR DAMAGES OF ANY KIND OR NATURE INCLUDING FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE OR SPECULATIVE DAMAGES AS A RESULT OF SELLER’S FAILURE TO CONSUMMATE THE CLOSING IN BREACH HEREOF.  NOTHING CONTAINED IN THIS SECTION 13.1 SHALL LIMIT OR WAIVE THE RIGHTS AND REMEDIES OF BUYER WITH RESPECT TO ANY OBLIGATION OR LIABLITY OF SELLER UNDER THIS AGREEMENT THAT SURVIVES CLOSING OR ANY TERMINATION OF THIS AGREEMENT OR UNDER THE CLOSING DOCUMENTS.

13.2                        Breach by Buyer.  If Buyer defaults on any provision hereof, Seller, as a condition precedent to the exercise of its remedies or termination of this Agreement, shall be required to give Buyer written notice of the same.  Buyer shall have 10 Business Days from the receipt of such notice to cure the default.  If Buyer timely cures the default, the default shall be deemed waived and this Agreement shall continue in full force and effect.  If Buyer fails to timely cure such default, Seller shall be entitled to terminate this Agreement pursuant to the terms of this Section 13.2.  IF SELLER TERMINATES THIS AGREEMENT PURSUANT TO THIS SECTION 13.2 DUE TO BUYER’S FAILURE TO CONSUMMATE THE CLOSING IN BREACH HEREOF, BUYER AND SELLER AGREE THAT SELLER’S ACTUAL DAMAGES WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX.  THE PARTIES THEREFORE AGREE THAT, IN SUCH EVENT, SELLER, AS SELLER’S SOLE AND EXCLUSIVE REMEDY, IS ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THE DEPOSIT (INCLUSIVE OF INTEREST AND DIVIDENDS EARNED THEREON), IN WHICH CASE (A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF BUYER AND SELLER HEREUNDER SHALL BE OF NO FURTHER FORCE OR EFFECT AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER OTHER THAN PURSUANT TO ANY PROVISION HEREOF WHICH EXPRESSLY SURVIVES THE TERMINATION OF THIS AGREEMENT, (B) ESCROW AGENT SHALL DELIVER THE DEPOSIT (INCLUSIVE OF INTEREST AND DIVIDENDS EARNED THEREON) TO SELLER PURSUANT TO SELLER’S INSTRUCTIONS, AND THE SAME SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES, AND (C) ALL TITLE AND ESCROW CANCELLATION CHARGES, IF ANY, SHALL BE CHARGED TO BUYER. THE PARTIES HEREBY AGREE THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF THE TOTAL DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT OF BUYER’S FAILURE TO CONSUMMATE THE CLOSING IN BREACH HEREOF.  SELLER IRREVOCABLY WAIVES THE RIGHT TO SEEK OR OBTAIN ANY OTHER LEGAL OR EQUITABLE REMEDIES, INCLUDING THE REMEDIES OF DAMAGES AND SPECIFIC PERFORMANCE FOR BUYER’S FAILURE TO CONSUMMATE THE CLOSING IN BREACH HEREOF.

SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF SECTION 13.1 AND SECTION 13.2, AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

/s/ DG	/s/ MB
Seller’s Initials	Buyer’s Initials

ARTICLE XIV
Escrow

Escrow Agent is hereby appointed and designated to act as Escrow Agent hereunder and is instructed to hold and deliver, pursuant to the terms of this Agreement, the documents and funds to be deposited into escrow as provided in Schedule D attached hereto.

ARTICLE XV
Miscellaneous

15.1                        Brokers.  Seller and Buyer each hereby represent, warrant to and agree with the other that it has not had, and it shall not have, any dealings with (and it has not engaged and it will not engage) any third party to whom the payment of any broker’s fee, finder’s fee, commission or similar compensation (“Commission”) shall or may become due or payable in connection with the transactions contemplated hereby, other than Newmark Grubb Knight Frank (the “Broker”).  Seller shall pay any and all Commissions that may be due and payable to the Broker in connection with the transactions contemplated hereby pursuant to a separate agreement with the Broker.  Seller and Buyer each hereby agree to indemnify, hold harmless, protect and defend each other from any Loss for or in connection with any claims for Commissions claimed or asserted by or through it in connection with the transaction contemplated herein (or any breach of any of its representations under this Section 15.1).

15.2                        Expenses.  Subject to the payment of Closing costs pursuant to Section 12.1(d) and any other provision of this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.

15.3                        Further Assurances.  Each of the parties hereto agrees to perform, execute and deliver such documents, writings, acts and further assurances as may be necessary to carry out the intent and purpose of this Agreement.

15.4                        Survival of Representations and Warranties.

(a)                                 Except as set forth in Section 15.4(b) below, all of Seller’s and Buyer’s respective representations, warranties, covenants and indemnities set forth in this Agreement, and the provisions of Article XIV, shall survive the delivery of the Deed and the Closing and shall not be deemed merged into any instrument of conveyance delivered at Closing.  Subject to the foregoing, any provision of this Agreement which requires observance or performance subsequent to the Closing, whether or not there is an express survival provision, shall continue in force and effect following such Closing.

(b)                                 Seller and Buyer agree that Seller’s Representations shall survive for a period of 12 months after the Closing except in the event Buyer provides Seller with written notice of any claims prior to the end of such 12-month period, in which event Seller’s liability hereunder shall continue with respect to such claims until such time as (i) such claim(s) have been adjudicated by a court of competent jurisdiction resulting in a final, non-appealable judgment (or, alternatively, the party entitled to appeal any judgment has waived the right to do so in writing), (ii) such claims have been settled pursuant to a written settlement agreement between Seller and Buyer or (iii) tolled by applicable statutes of limitation (the “Survival Period”).  Except for fraud or intentional misrepresentation by Seller, under no circumstances shall Seller be liable to Buyer for more than $200,000.00 (the “Seller Liability Cap”) in any individual instance or in the aggregate for all breaches of Seller’s Representations.  Notwithstanding the foregoing, the Seller Liability Cap shall not apply to reasonable attorneys’ fees incurred by Buyer which may be awarded by a court of competent jurisdiction pursuant to Section 15.17.

(c)                                  As security for Seller’s post-Closing payment obligations under this Agreement and under the Closing Documents, Guarantor hereby guaranties the payment by Seller of all obligations of Seller pursuant to this Agreement which expressly survive Closing and/or under the Closing Documents up to the maximum aggregate amount of the Seller Liability Cap.  In the event that Buyer incurs any Losses in connection with a breach by Seller of this Agreement and/or the Closing Documents, Buyer shall be entitled to recover such Losses from Seller and Guarantor, jointly and severally, and may proceed against either party or both, in Buyer’s sole and absolute discretion; it being agreed to by the parties that the obligations of Guarantor are independent of the obligations of Seller, and a separate action or actions may be brought and prosecuted against Guarantor, whether or not action is brought against Seller. The foregoing guaranty shall be coterminous with Seller’s liability for post-Closing obligations under this Agreement and shall expire at the end of the Survival Period only.  The provisions of this Section 15.4 shall survive the Closing.

15.5                        Partial Invalidity.  If any provision of this Agreement is determined to be unenforceable, such provision shall be reformed and enforced to the maximum extent permitted by Law.  If it cannot be reformed, it shall be stricken from and construed for all purposes not to constitute a part of this Agreement, and the remaining portions of this Agreement shall remain in full force and effect and shall, for all purposes, constitute this entire Agreement.

15.6                        Time of Essence.  Time shall be of the essence with respect to all matters contemplated by this Agreement.

15.7                        Construction of Agreement.  All parties hereto acknowledge that they have had the benefit of independent counsel with regard to this Agreement and that this Agreement has been prepared as a result of the joint efforts of all parties and their respective counsel.  Accordingly, all parties agree that the provisions of this Agreement shall not be construed or interpreted for or against any party hereto based upon authorship.

15.8                        Like-Kind Exchange Cooperation Clause.  Seller and Buyer acknowledge and agree that the purchase and sale of the Property may be part of a tax-free exchange under Section 1031 of the Code for either Buyer or Seller.  Each party hereby agrees to take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities, covenants and obligations of the Parties to each other under the Agreement, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), and (d) no dates in the Agreement will be extended as a result thereof unless by mutual written agreement of the parties or pursuant to the last sentence of this Section 15.8.  Notwithstanding anything to the contrary contained in the foregoing, if Seller so elects to close the transfer of the Property as an exchange, then (i) Seller, at its sole option, may delegate its obligations to transfer some or all of the assets under the Agreement, and may assign its rights to receive all or a portion of the Purchase Price from Buyer, to a deferred exchange qualified intermediary (a “QI”) or to an exchange accommodation titleholder (“EAT”), as the case may be; (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Seller pursuant to the Agreement; (iii) Seller shall remain fully liable for its obligations under the Agreement as if such delegation and assignment shall not have taken place; (iv) QI or EAT, as the case may be, shall have no liability to Buyer; and (v) the closing of the transfer of the Property to Buyer shall be undertaken by direct deed, assignment and other appropriate conveyance from Seller (or, if applicable, from other affiliates of Seller whom Seller will cause to execute such deeds, assignments and other appropriate instruments of conveyance) to Buyer or to EAT, as the case may be. Notwithstanding anything to the contrary contained in the foregoing, if Buyer so elects to close the acquisition of the Property as an exchange, then (i) Buyer, at its sole option, may delegate its obligations to acquire the Property under the Agreement, and may assign its rights to receive the Property from Seller, to a QI or to an EAT, as the case may be; (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Buyer pursuant to the Agreement; (iii) Buyer shall remain fully liable for its obligations under the Agreement as if such delegation and assignment shall not have taken place; (iv) QI or EAT, as the case may be, shall have no liability to Seller; and (v) the closing of the acquisition of the Property by Buyer or the EAT, as the case may be, shall be undertaken by direct deed from Seller (or, if applicable, from other affiliates of Seller whom Seller will cause to execute such deeds, assignments and other appropriate instruments of conveyance) to Buyer or to EAT, as the case may be.  Notwithstanding anything in this Section 15.8 to the contrary, Buyer or Seller shall have the right to extend the Closing Date for up to thirty (30) days in order to facilitate a tax free exchange pursuant to this Section 15.8 and to obtain all documentation in connection therewith.

15.9                        Amendments/Waiver.  No amendment, change or modification of this Agreement shall be valid unless the same is in writing and signed by both Buyer and Seller.  No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced.  No waiver of any provision shall be deemed a continuing waiver of such provision or of this Agreement.

15.10                 Entire Agreement.  This Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior negotiations, agreements, understandings, letters of intent and discussions (whether oral or written) between the parties, and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between the parties other than as expressly herein set forth.

15.11                 Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, each of which will constitute an original, and all of which together shall constitute one and the same agreement.  Executed copies hereof may be delivered by facsimile, PDF or email, and, upon receipt, shall be deemed originals and binding upon the parties hereto.  Without limiting or otherwise affecting the validity of executed copies hereof that have been delivered by facsimile, PDF or email, the parties will use their best efforts to deliver originals as promptly as possible after execution.

15.12                 Dates.  If any date set forth in this Agreement for the delivery of any document or the happening of any event (such as, for example, the expiration of the Inspection Period or the Closing Date) should, under the terms hereof, fall on a non-Business Day, then such date shall be extended automatically to the next succeeding Business Day.

15.13                 Governing Law/Jurisdiction.  This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the state of Florida, without regard to the conflicts of laws principles thereof.  Any action brought to interpret or enforce this Agreement shall be brought in a court of competent jurisdiction situated in Miami-Dade County, Florida and each party hereto hereby consents to jurisdiction and venue in such court.

15.14                 Notices.  All notices, consents, reports, demands, requests and other communications required or permitted hereunder (“Notices”) shall be in writing, and shall be: (a) personally delivered with a written receipt of delivery; (b) sent by a nationally recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; or (c) sent by PDF or email with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) or (b).  All Notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the Notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this section, then the first attempted delivery shall be deemed to constitute delivery; and provided further, however, that Notices given by PDF or email shall be deemed given when received.  Each party shall be entitled to change its address for Notices from time to time by delivering to the other party Notice thereof in the manner herein provided for the delivery of Notices.  All Notices shall be sent to the addressee at its address set forth below:

To Seller:

c/o Arctic Partners, Ltd.

9 Island Avenue, Apt 706

Miami Beach, FL 33139

Attention: Donald P. Goodstein

Email: donaldpg706@gmail.com

With a copy to:

Adam J. Silverman, Esq.

Breier, Seif, Silverman & Schermer, P.A.

2800 Ponce De Leon Blvd., Suite 1125

Coral Gables FL 33134

Email: asilverman@breierseif.com

To Buyer:

c/o Black Creek Capital Group

518 17th Street, 17th Floor

Denver, Colorado  80202

Attention:  Thomas McGonagle

Email:  tmcgonagle@blackcreekgroup.com

With a copy to:

Joshua J. Widoff

General Counsel

Black Creek Capital Group

518 17th Street, 17th Floor

Denver, Colorado  80202

Email:  jwidoff@blackcreekgroup.com

and a copy to:

Jeremy T. Bunnow

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, Illinois 60606

Email: jeremy.bunnow@bfkn.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

First American Title Insurance Company
1125 17th Street, Suite 750

Denver, CO 80202

Attention:  Beverly Carlson

E-mail:  bevcarlson@firstam.com

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Agreement, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

15.15                 Headings/Use of Terms/Exhibits.  The paragraph and section headings that appear in this Agreement are for purposes of convenience of reference only and are not to be construed as modifying, explaining, restricting or affecting the substance of the paragraphs and sections in which they appear.  Wherever the singular number is used, and when the context requires, the same shall include the plural and the masculine gender shall include the feminine and neuter genders.  The term “including” means “including, but not limited to” and “such as” means “such as, but not limited to” and similar words are intended to be inclusive.  All references to Sections and articles mean the Sections and articles in this Agreement.  All Exhibits and Schedules attached hereto are hereby incorporated herein by reference as though set out in full herein.

15.16                 Assignment.  Buyer may assign all or any portion of this Agreement or its rights hereunder, or delegate all or any portion of its duties or obligations to an affiliate without Seller’s written consent, provided that Buyer gives Seller notice of the assignment or delegation and that such assignment or delegation does not relieve Buyer of its obligations hereunder.  Seller shall not assign this Agreement or any rights hereunder, or delegate any of its obligations, without the prior written approval of Buyer.  Subject to the provisions of this section, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and permitted assigns.  Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.  For purposes of this Section 15.16, an affiliate of Buyer shall include (a) any entity that is owned, controlled by or is under common control with Buyer (a “Buyer Control Entity”), and (b) any entity in which one or more Buyer Controlled Entities directly or indirectly is the general partner (or similar managing partner, member or manager) or owns more than 50% of the economic interests of such entity, or (c) any entity (or subsidiary thereof) that is advised by an affiliate of Black Creek Industrial Acquisitions, LLC.

15.17                 Attorney’s Fees.  If litigation is required by either party to enforce or interpret the terms of this Agreement or the Closing Documents, the substantially prevailing party of such action or arbitration shall, in addition to all other relief granted or awarded by the court or arbitrator, may be awarded costs and reasonable attorneys’ fees, charges and disbursements (including those of in-house counsel) and expert witnesses fees and costs incurred by reason of such action or arbitration and those incurred in preparation thereof at both the trial or arbitration and appellate levels.

15.18                 Post-Closing Access to Records.  Upon receipt by Seller of Buyer’s reasonable written request at anytime and from time to time within a period from the Closing until the later of 2 years after Closing, Seller shall, to the extent in Seller’s possession, make all of Seller’s records relating to any reconciliation of Operating Expenses under the Arctic Lease available to Buyer for inspection and copying (at Buyer’s sole cost and expense), provided same has not been previously provided to Buyer.

15.19                 Confidentiality.  All of the terms and conditions of this Agreement (including the identity of Buyer) are confidential, and Seller shall not disclose such terms and conditions or the existence of this Agreement to anyone outside Seller other than to Seller’s legal counsel and other agents and representatives who need to know such information in connection with the acquisition.  Buyer may disclose this Agreement’s terms and conditions and the existence of this Agreement (a) to its affiliates and its legal counsel and other agents and representatives, including prospective partners and lenders, and (b) as required by law, including without limitation, any disclosure required by the United States Securities and Exchange Commission.  Neither Seller nor Buyer shall issue any press release with respect to Buyer’s acquisition of the Property or the terms of this Agreement without the prior written consent of the other party, which consent may be withheld in such party’s sole discretion.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

SELLER:

ARCTIC PARTNERS, LTD.
a Florida Limited Partnership

By:	/s/ DONALD P. GOLDSETIN
Name:	Donald P. Goldstein
Title:	President

BUYER:

BCI IV ACQUISITIONS LLC, a Delaware limited liability company

By:	BCI IV Operating Partnership LP, a Delaware limited partner, its sole member

By:	Black Creek Industrial REIT IV Inc., a Maryland corporation, its general partner

By:	/s/ MATTHEW A. BREAUX
Name:	Matthew A. Breaux
Title:	Senior Vice President

Guarantor hereby executes this Agreement solely for purposes of acknowledging and agreeing to the terms and provision of Section 15.4(c) hereof:

GUARANTOR:

/s/ DONALD P. GOLDSETIN
Donald P. Goodstein

Signature Page